Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.O’Reilly@howardhughes.com

The Howard Hughes Corporation® Reports First Quarter 2020 Results
Resilient first quarter results and significantly enhanced liquidity profile achieved through $594 million in net proceeds from common stock offering, sale of 100 Fellowship Drive and recent financing activities

Dallas, TX, May 11, 2020 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) announced today operating results for the first quarter ended March 31, 2020. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

“The first quarter of 2020 saw our company continue its positive momentum from last quarter, which was the strongest in our history, and we were on our way to eclipsing those results prior to the arrival of the COVID-19 pandemic,” said Paul H. Layne, Chief Executive Officer. “Despite the challenges presented by the pandemic, our first quarter of 2020 demonstrates that our financial discipline and prudent actions have us well-positioned for a quick return as we see demand in each of our markets for development and growth.

“With the onset of the pandemic, we quickly took action to protect our employees, tenants, customers and communities, as well as further secure the financial footing of our company. A successful common stock offering generated $594 million, which, along with debt financing and overhead reduction, has provided us the liquidity and flexibility to continue to make the best long-term value decisions. In addition, the equity raise gives us the ability to execute on value-creating projects in this challenging environment.

“Early on, we saw that the pandemic seemed to be uniquely positioned in the regions where we operate and would affect many of the sectors that have been meaningful drivers of our financial results.

“While retail collections and our Woodlands’ hotels have been negatively impacted by the pandemic beginning in April, we continue to see strong results across our businesses. We have received approximately 95% for both our office and multi-family collections. At Ward Village, Victoria Place remains the fastest-selling market tower in the history of the development, and is already 65.9% pre-sold as of April 30, 2020. We have also maintained outstanding leasing momentum at 110 North Wacker in downtown Chicago, where our trophy-class office tower is 74% leased in advance of its fourth quarter 2020 completion date.

“As a result of the pandemic, our three hotels in The Woodlands were shut down in accordance with government guidelines, which had a negative effect on our financial results in the first quarter. Restrictions are now beginning to lift and, due to demand, we will begin resuming operations on a limited basis at our Woodlands’ hotels starting at the end of the month. While we are encouraged by these positive signs and results we have seen, we recognize that the pandemic has created uncertainties as to our future results.

“We are making significant progress on the execution of our Transformation Plan commitments to sell non-core properties and to focus resources on the growth of our core MPC business. In The Woodlands, the sale of 100 Fellowship Drive generated $64.2 million in net proceeds, and exemplifies the type of value creation opportunities that Howard Hughes is able to execute in challenging times. We have also signed a 133,948-square-foot lease for the top five floors of 9950 Woodloch Forest Drive, one of the two premier Class AAA towers recently rebranded The Woodlands Towers at The Waterway.

“The master planned communities that are the core of our business have always been highly desirable places to live, offering residents an exceptional quality of life, including some of the best schools and hospital systems in the country. Our MPCs are walkable communities in beautiful, natural settings with urban conveniences, outstanding amenities, low density, and expansive open green space with hiking and biking trails. Our communities, including Summerlin, The Woodlands, Bridgeland, Columbia and Ward Village provide the exceptional lifestyle options that so many people are now seeking in a post-COVID world.”

First Quarter 2020 Highlights

•
Net income attributable to common stockholders decreased to a loss of $125.1 million, or $2.88 per diluted share, for the three months ended March 31, 2020, compared to $31.8 million, or $0.74 per diluted share, for the three months ended March 31, 2019.

•	Completed an equity offering of common stock resulting in the issuance of 12,270,900 shares and receipt of $593.7 million in net proceeds.

•
Completed $537.2 million of new financings, which include a $356.8 million construction loan for Kō'ula, a $137.0 million partial refinance of The Woodlands Towers at the Waterway bridge loan and a $43.4 million construction loan for Creekside Park Apartments Phase II.

•
Total Net operating income (“NOI”)(1) from the Operating Assets segment, including our share of NOI from equity investments, grew by 24.2% to $63.9 million for the three months ended March 31, 2020, compared to $51.4 million for the prior year period.

•
MPC segment earnings before tax (“EBT”) increased by $6.5 million to $44.1 million for the three months ended March 31, 2020, primarily driven by higher builder price participation at Summerlin and higher Equity in earnings from real estate and other affiliates at The Summit.

•
Continued progress on announced Transformation Plan highlighted by the sale of 100 Fellowship Drive, the 203,257 square foot building in The Woodlands® that is home to MD Anderson, for net proceeds of $64.2 million, resulting in a gain of $38.3 million.

•	Launched public pre-sales of our newest project at Ward Village®, Victoria Place®, where as of April 30, 2020, we have executed contracts for 230 condominium units, or 65.9% of total units.

•
Increased Seaport District segment revenues by $2.7 million to $9.7 million for the three months ended March 31, 2020, compared to the prior year period due to The Fulton and Malibu Farm, which opened in the second and third quarters of 2019, respectively, as well as rental revenue as a result of increased occupancy over the period. This growth was despite the complete shut-down of the Seaport District on March 14, 2020.

•	Western Midstream Partners, LP signed a 133,948-square-foot lease for the top five floors of 9950 Woodloch Forest Drive at The Woodlands Towers at The Waterway.

COVID-19 Impact - For the month ended April 30, 2020

•
The health and safety of our employees, tenants and customers remains our highest priority. We activated our Crisis Committee and created a task force to prepare buildings for re-occupancy and will implement a number of processes and communications to provide a safe environment at our properties.

•
We continue to maintain a strong liquidity position with $1.0 billion of total liquidity as of March 31, 2020, consisting of $971.7 million of cash and $64.2 million of cash held in 1031 exchange escrow.

•
For the month ending April, we collected, of our total commercial billings, 94.5% of our Office portfolio billings, 95.3% of our Multi-family portfolio billings, 44.3% of our Retail portfolio billings and 76.6% of our Other portfolio billings. Our hospitality properties remain closed since March 22, 2020.

•
While they do not directly impact our results of operations, we believe that new home sales are a leading indicator for future homes sales in our MPCs. April new home sales decreased 47.5% to 83 homes sold across all of our MPCs relative to March 2020 new home sales.

•
The Seaport District remains closed, and we are continuing to monitor the status of containment measures and mandatory closures in New York City, which will directly impact our revenue in our managed businesses, our tenants and their ability to make timely rental payments under their leases with us and our ability to continue construction at the Tin Building.

•	At Ward Village, we contracted to sell five additional condominiums at Victoria Place in April 2020.

•
Through our HHCares program, we have leveraged our owned restaurants and partnered with our grocery and restaurant tenants to provide food to local hospitals, first responders and displaced hospitality employees.

Highlights of our results for the three months ended March 31, 2020, are summarized below. We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics are most useful in tracking our progress towards net asset value creation.

	Three Months Ended March 31,
($ in thousands)	2020		2019		Change		% Change
Operating Assets NOI (1)
Office	$34,437		$18,962		$15,475		81.6%
Retail	14,490		16,245		(1,755)		(10.8)%
Multi-family	4,547		4,361		186		4.3%
Hospitality	4,381		7,858		(3,477)		(44.2)%
Other	51		(1,073)		1,124		104.8%
Company's share NOI (a)	5,961		5,089		872		17.1%
Total Operating Assets NOI (b)	$63,867		$51,442		$12,425		24.2%

Projected stabilized NOI Operating Assets ($ in millions)	$362.4		$320.9		$41.5		12.9%

MPC
Acres Sold - Residential	57	ac.	77	ac.	(21	) ac.	(26.6)%
Acres Sold - Commercial	16	ac.	—		16	ac.	—%
Price Per Acre - Residential	$526		$498		$28		5.7%
Price Per Acre - Commercial	$131		$—		$131		—%
MPC EBT	$44,121		$37,597		$6,524		17.4%

Seaport District NOI (1)
Historic District & Pier 17 - Landlord	$(1,861)		$(1,718)		$(143)		(8.3)%
Multi-family	104		81		23		28.4%
Hospitality	—		15		(15)		(100)%
Historic District & Pier 17 - Managed Businesses	(2,080)		(2,653)		573		21.6%
Events, Sponsorships & Catering Business	(53)		290		(343)		(118.3)%
Company's share NOI (a)	(376)		(195)		(181)		92.8%
Total Seaport District NOI	$(4,266)		$(4,180)		$(86)		2.1%

Strategic Developments
Condominium units contracted to sell (c)	14		16		(2)		(12.5)%

(a)	Includes Company’s share of NOI from non-consolidated assets

(b)	Excludes properties sold or in redevelopment

(c)	Includes units at our buildings that are open or under construction as of March 31, 2020

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawai‘i. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s first quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the May 12, 2020 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

The Howard Hughes Corporation will host its investor conference call on Tuesday, May 12, 2020, at 9:00 a.m Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss first quarter 2020 results. To participate, please dial 1-877-883-0383 within the U.S., 1-877-885-0477 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 8373414 as the passcode. In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•	the impact of COVID-19 on our business;

•
announcement of certain changes, which we refer to as our “Transformation Plan”, including new executive leadership, reduction in our overhead expenses, the proposed sale of our non-core assets and accelerated growth in our core MPC assets;

•	expected performance of our stabilized, income-producing properties and the performance and stabilization timing of properties that we have recently placed into service or are under construction;

•	capital required for our operations and development opportunities for the properties in our Operating Assets, Seaport District and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment;

•	forecasts of our future economic performance; and

•	future liquidity, finance opportunities, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may have a material impact on any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K which has been filed with the Securities and Exchange

Commission (“SEC”) on February 27, 2020 and the Final Prospectus Supplement which has been filed with the SEC on March 30, 2020. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is Net operating income (“NOI”). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
(In thousands, except per share amounts)	2020	2019
Revenues:
Condominium rights and unit sales	$43	$198,310
Master Planned Communities land sales	39,732	41,312
Minimum rents	70,987	54,086
Other land, rental and property revenues	34,897	41,479
Tenant recoveries	20,875	13,508
Builder price participation	7,759	5,195
Interest income from sales-type leases	882	—
Total revenues	175,175	353,890

Expenses:
Condominium rights and unit cost of sales	97,901	137,694
Master Planned Communities cost of sales	16,786	16,818
Operating costs	64,606	68,759
Rental property real estate taxes	13,578	9,831
Provision for (recovery of) doubtful accounts	1,701	(2)
Demolition costs	—	49
Development-related marketing costs	2,816	5,702
General and administrative	39,081	25,332
Depreciation and amortization	61,637	36,131
Total expenses	298,106	300,314

Other:
Provision for impairment	(48,738)	—
Gain (loss) on sale or disposal of real estate and other assets, net	38,124	(6)
Other (loss) income, net	(3,684)	173
Total other	(14,298)	167

Operating (loss) income	(137,229)	53,743

Interest income	1,146	2,573
Interest expense	(34,448)	(23,326)
Equity in earnings from real estate and other affiliates	11,349	9,951
(Loss) income before taxes	(159,182)	42,941
Provision for income taxes	(34,100)	11,016
Net (loss) income	(125,082)	31,925
Net income attributable to noncontrolling interests	(52)	(104)
Net (loss) income attributable to common stockholders	$(125,134)	$31,821

Basic (loss) income per share:	$(2.88)	$0.74
Diluted (loss) income per share:	$(2.88)	$0.74

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	March 31,	December 31,
(In thousands, except par values and share amounts)	2020	2019
Assets:
Investment in real estate:
Master Planned Communities assets	$1,672,534	$1,655,674
Buildings and equipment	3,901,549	3,813,595
Less: accumulated depreciation	(549,452)	(507,933)
Land	359,211	353,022
Developments	1,488,869	1,445,997
Net property and equipment	6,872,711	6,760,355
Investment in real estate and other affiliates	127,293	121,757
Net investment in real estate	7,000,004	6,882,112
Net investment in lease receivable	2,933	79,166
Cash and cash equivalents	971,695	422,857
Restricted cash	267,018	197,278
Accounts receivable, net	9,944	12,279
Municipal Utility District receivables, net	301,897	280,742
Notes receivable, net	36,000	36,379
Deferred expenses, net	139,329	133,182
Operating lease right-of-use assets, net	58,347	69,398
Prepaid expenses and other assets, net	332,557	300,373
Total assets	$9,119,724	$8,413,766

Liabilities:
Mortgages, notes and loans payable, net	$4,304,590	$4,096,470
Operating lease obligations	69,980	70,413
Deferred tax liabilities	140,763	180,748
Accounts payable and accrued expenses	831,793	733,147
Total liabilities	5,347,126	5,080,778

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 55,989,263 issued and 54,939,003 outstanding as of March 31, 2020, and 150,000,000 shares authorized, 43,635,893 shares issued and 42,585,633 outstanding as of December 31, 2019	561	437
Additional paid-in capital	3,939,470	3,343,983
Accumulated deficit	(171,537)	(46,385)
Accumulated other comprehensive loss	(60,273)	(29,372)
Treasury stock, at cost, 1,050,260 shares as of March 31, 2020 and December 31, 2019	(120,530)	(120,530)
Total stockholders' equity	3,587,691	3,148,133
Noncontrolling interests	184,907	184,855
Total equity	3,772,598	3,332,988
Total liabilities and equity	$9,119,724	$8,413,766

Appendix - Reconciliation of Non-GAAP Measures

For the Three Months Ended March 31, 2020 and 2019

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments, Operating Assets, Master Planned Communities (“MPC”), Seaport District and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (“EBT”). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Three Months Ended March 31,
(In thousands)	2020	2019	$ Change
Operating Assets Segment EBT
Total revenues (a)	$114,257	$91,953	$22,304
Total operating expenses (b)	(52,240)	(42,912)	(9,328)
Segment operating income	62,017	49,041	12,976
Depreciation and amortization	(37,089)	(27,108)	(9,981)
Interest expense, net	(26,193)	(18,991)	(7,202)
Other (loss) income, net	(59)	35	(94)
Equity in earnings from real estate and other affiliates	4,394	2,709	1,685
Gain on sale or disposal of real estate	38,124	—	38,124
Provision for impairment	(48,738)	—	(48,738)
Segment EBT	(7,544)	5,686	(13,230)

MPC Segment EBT
Total revenues	50,446	50,896	(450)
Total operating expenses	(23,722)	(28,514)	4,792
Segment operating income	26,724	22,382	4,342
Depreciation and amortization	(91)	(160)	69
Interest income, net	8,554	7,543	1,011
Other loss, net	—	(5)	5
Equity in earnings from real estate and other affiliates	8,934	7,837	1,097
Segment EBT	44,121	37,597	6,524

Seaport District Segment EBT
Total revenues	9,694	7,030	2,664
Total operating expenses	(14,311)	(14,433)	122
Segment operating loss	(4,617)	(7,403)	2,786
Depreciation and amortization	(20,875)	(6,193)	(14,682)
Interest expense, net	(5,053)	(1,532)	(3,521)
Other loss, net	(3,368)	(86)	(3,282)
Equity in losses from real estate and other affiliates	(2,043)	(632)	(1,411)
Loss on sale or disposal of real estate	—	(6)	6
Segment EBT	(35,956)	(15,852)	(20,104)

	Three Months Ended March 31,
(In thousands)	2020	2019	$ Change
Strategic Developments Segment EBT
Total revenues	760	204,011	(203,251)
Total operating expenses	(104,299)	(146,303)	42,004
Segment operating (loss) income	(103,539)	57,708	(161,247)
Depreciation and amortization	(1,761)	(1,056)	(705)
Interest income, net	1,931	3,262	(1,331)
Other (loss) income, net	(375)	693	(1,068)
Equity in earnings from real estate and other affiliates	64	37	27
Segment EBT	(103,680)	60,644	(164,324)

Consolidated Segment EBT
Total revenues	175,157	353,890	(178,733)
Total operating expenses	(194,572)	(232,162)	37,590
Segment operating income	(19,415)	121,728	(141,143)
Depreciation and amortization	(59,816)	(34,517)	(25,299)
Interest expense, net	(20,761)	(9,718)	(11,043)
Other (loss) income, net	(3,802)	637	(4,439)
Equity in earnings from real estate and other affiliates	11,349	9,951	1,398
Gain (loss) on sale or disposal of real estate, net	38,124	(6)	38,130
Provision for impairment	(48,738)	—	(48,738)
Consolidated segment EBT	(103,059)	88,075	(191,134)

Corporate income, expenses and other items	(22,023)	(56,150)	34,127
Net (loss) income	(125,082)	31,925	(157,007)
Net income attributable to noncontrolling interests	(52)	(104)	52
Net (loss) income attributable to common stockholders	$(125,134)	$31,821	$(156,955)

(a)	Includes hospitality revenues for the three months ended March 31, 2020, and 2019, of $17.2 million and $22.9 million, respectively.

(b)	Includes hospitality operating costs for the three months ended March 31, 2020, and 2019, of $12.9 million and $15.6 million, respectively.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport District portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other (loss) income; amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport District assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport District has been presented in the tables below.

	Three Months Ended March 31,
	(Unaudited)
(In thousands)	2020	2019
Total Operating Assets segment EBT (a)	$(7,544)	$5,686

Add back:
Depreciation and amortization	37,089	27,108
Interest expense, net	26,193	18,991
Equity in earnings from real estate and other affiliates	(4,394)	(2,709)
Gain on sale or disposal of real estate and other assets, net	(38,124)	—
Provision for impairment	48,738	—
Impact of straight-line rent	(3,103)	(2,845)
Other	173	122
Total Operating Assets NOI - Consolidated	59,028	46,353

Redevelopments
110 North Wacker	1	—
Total Operating Asset Redevelopments NOI	1	—

Dispositions
100 Fellowship Drive	(1,123)	—
Total Operating Asset Dispositions NOI	(1,123)	—

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	57,906	46,353

Company's Share NOI - Equity investees	2,237	1,464

Distributions from Summerlin Hospital Investment	3,724	3,625

Total Operating Assets NOI	$63,867	$51,442

(a)	Segment EBT excludes corporate expenses and other items that are not allocable to the segments.

	Three Months Ended March 31,
	(Unaudited)
(In thousands)	2020	2019
Total Seaport District segment EBT (a)	$(35,956)	$(15,852)

Add back:
Depreciation and amortization	20,875	6,193
Interest expense (income), net	5,053	1,532
Equity in losses from real estate and other affiliates	2,043	632
Loss on sale or disposal of real estate	—	6
Impact of straight-line rent	125	755
Other loss, net (b)	3,970	2,749
Total Seaport District NOI - Consolidated	(3,890)	(3,985)

Company's Share NOI - Equity investees	(376)	(195)

Total Seaport District NOI	$(4,266)	$(4,180)

(a)	Segment EBT excludes corporate expenses and other items that are not allocable to the segments.

(b)
Includes miscellaneous development-related items as well as the loss related to the write-off of inventory due to the permanent closure of 10 Corso Como Retail and Café during the three months ended March 31, 2020.